EXHIBIT 99.1

Diamond Entertainment Corporation Announces Results of its Year Ended March 31, 2005.

Reports Earnings of $416,000 Versus $85,000 in the Prior Fiscal Year Period

Walnut, CA.--(BUSINESS WIRE) – July  15, 2005 - Diamond Entertainment Corporation (the “Company”), dba e-DMEC, (OTCBB: DMEC – News), today announced total sales of approximately $6,867,000 for the year ended March 31, 2005, an increase of 37% from approximately $4,998,000 in the same period last year.  For the fiscal year of 2005, net income was approximately $416,000 compared to approximately $85,000 in fiscal year 2004.

Gross profit as a percentage of sales for the year ended 2005 was 41.2% versus 41.6 % in the year ended 2004.  SG&A expense as a percentage of sales was 31.6% compared to 34.7% last year.

“The growth in our sales resulted primarily from increased DVD product sales to our major customers,” commented James Lu, Diamond’s Co-Chairman and Co-CEO.  “As a percentage to sales, DVD products sales now represent 80% of our total sales and videocassette products sales account for the remaining 20%. We are lining up more DVD titles in our library, especially in high definition format (“HD”) and we expect continued growth during fiscal 2006,” concluded Mr. Lu.

Diamond Entertainment Corporation develops, markets, and distributes multiple lines of high-quality video products consisting of videocassette and DVD (Digital Video Disc) titles to the budget home video markets through national & regional mass merchandisers, department stores, drug stores, supermarkets, and other similar retail outlets.

       Diamond Entertainment Corporation

                                                    Selected Financial Data

                                               Twelve Months Ended  March 31,

       2005

      2004

Net Sales

$6,866,624

$ 4,997,973

Income from Operations

$   653,489

$    344,521

Other Income (Expenses) – Net

$ (224,375)

$  (236,317)

Net Income

$   415,944

$     85,145

Net Income  Per Share

$         0.00

$        0 .00

       Diamond Entertainment Corporation

                                            Selected Balance Sheet Information

                  March 31,

       2005

                  2004

Total Current Assets

$ 1,854,601

$ 2,161,852

Total Assets

$ 2,662,592

$ 2,690,209

Total Current Liabilities

$ 2,890,117

$ 3,462,637

Total Stockholders’ Equity [Deficit]

$ (238,259)

$ (772,428)

Total Liabilities and Stockholders’ Equity

$ 2,662,592

$ 2,690,209

SAFE HARBOR STATEMENT

This news announcement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management.  When used in this news announcement, the words “anticipate,” “believe,” “expect,” “estimate” and “intend” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements.  Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties in this announcement and in the Company’s Forms 10-KSB for the year ended March 31, 2005, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.

Contact:  Investor Relations

Diamond Entertainment Corporation

800 Tucker Lane

Walnut, CA 91789

Ph.  909-839-1989

Fax:  909-869-1990

###